Exhibit 99.1

McKESSON ANTICIPATES FIRST HALF EPS WILL BE BETWEEN 75 AND 80 CENTS

— Full-Year EPS Guidance Remains Unchanged At $2.20 to $2.35

SAN FRANCISCO, September 7, 2004 – McKesson Corporation (NYSE: MCK) today announced that while its pharmaceutical distribution revenue growth continues to be strong and it is making progress redefining the economics of its relationships with pharmaceutical manufacturers, fewer than anticipated price increases for U.S. pharmaceutical products during the second quarter ending September 30, 2004, will reduce Pharmaceutical Solutions earnings in the quarter. As a result, McKesson now expects that earnings per fully diluted share for the first half will be between 75 and 80 cents. Based on McKesson’s assumption that the majority of the anticipated price increases will be realized before fiscal year end and other key assumptions provided in the company’s April 29 year-end financial release, the company is not changing its guidance of diluted earnings per share of $2.20 to $2.35 for the full fiscal year.

     “We are experiencing strong growth in U.S. pharmaceutical distribution revenues based on growth from existing customers and the benefit of several previously announced agreements that have been implemented,” said John Hammergren, chairman and chief executive officer. “We are making progress with our collaborative approach with pharmaceutical manufacturers but plan to expand our efforts to improve the visibility and predictability of the compensation they provide to us.

     “We are now receiving appropriate compensation for our services from small branded and generics manufacturers to which we sent letters in April announcing the implementation of new, more predictable core distribution fees as of June 1. While we have completed new core distribution agreements with more than 50% of our manufacturing partners, our compensation from the largest manufacturers is still tied to some level of pricing activity, which can fluctuate. We continue our discussions with these manufacturers to develop fee-for-service agreements that will increase predictability and allow us to achieve acceptable economics for the services we provide.

Our goal is to finalize the majority of these new agreements by the end of our fiscal year, March 31, 2005.”

     “However, a key assumption behind our earnings expectation for the year is that the magnitude and timing of U.S. pharmaceutical price increases continue at historic levels. Overall, while the magnitude of price increases that have been realized thus far this fiscal year is comparable to those of the recent past, the number of U.S. pharmaceutical price increases in the September quarter to date was at the lowest level since the September quarter of 2000. This leads to lower-than-expected earnings for our Pharmaceutical Solutions segment during the second quarter and a greater than previously anticipated reduction in diluted earnings per share for McKesson in our first half. Assuming that the majority of the delayed price increases are realized during the remainder of the fiscal year, this would allow stronger earnings growth to resume in the second half and achievement of full year earnings expectations.”

     “We also are making progress with initiatives to ensure that the economics of our relationships with our customers reflect the value of the service we are providing to them. We are focused on securing exclusive, single-wholesaler prime vendor relationships that deliver the greatest supply chain efficiency to customers and manufacturers. We are eliminating customers that do not adhere to the prime vendor structure. We also continue to exercise discipline in our customer pricing discussions and are focused on improving compliance and efficiencies across our customer base.”

     “These initiatives are beginning to produce positive results, and, combined with the progress we are making with manufacturers, should expand and improve the predictability of Pharmaceutical Solutions earnings over time.”

Risk Factors

     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximates”, “intends”, “plans”,

“estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: the resolution or outcome of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including the impact of current and potential future mandated benefits; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental efforts to regulate the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s software and software-related system products, or the slowing or deferral of demand for these products; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); tax legislation initiatives; foreign currency fluctuations; and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.

About McKesson

     McKesson Corporation (NYSE: MCK) is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 170-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

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CONTACT:     McKesson Corporation

Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com